EXHIBIT 10.1
MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into as of December 16, 2015, by and among the undersigned parties to (i) one action pending in the Supreme Court of the State of New York, County of Westchester (the “Court”), captioned Jack Isaacs v. Allen S. Greene, et al., Index No. 69123-15 (the “Action”); and (ii) one action pending in the Court of Chancery of the State of Delaware, captioned Robert Brieske v. SmartPros Ltd., et. al. C.A. No. 11743-CB (the “Delaware Action,” and together with the Action, the “Actions”). The plaintiffs in the Actions (collectively, “Plaintiffs”) are shareholders of SmartPros Ltd. (“SmartPros” or the “Company”). The Actions relate to the proposed acquisition of SmartPros by Kaplan, Inc. (“Kaplan”) through Kaplan’s affiliates, DF Institute, LLC (“DF Institute”) and SPL Merger Corp (“Merger Sub”). The defendants in the Actions are Allen S. Greene, Jack Fingerhut, John J. Gorman, Martin H. Lager, Leonard J. Stanley (collectively, the “Director Defendants”), SmartPros, Kaplan, DF Institute, Merger Sub, and Graham Holdings Company (“Graham”) (collectively, the “Corporate Defendants,” and together with the Director Defendants, the “Defendants”).
WHEREAS, on October 22, 2015, SmartPros and DF Institute issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among DF Institute, Merger Sub and the Company, under which DF Institute will acquire SmartPros for $3.57 per share in a cash transaction valued at approximately $16.9 million (the “Proposed Acquisition”);
WHEREAS, on November 6, 2015, plaintiff Jack Isaacs (“Isaacs”) filed a putative shareholder class action complaint in the Action challenging the Proposed Acquisition;

WHEREAS, the Actions were brought on behalf of a proposed class of shareholders of SmartPros against SmartPros, DF Institute, and Merger Sub, the Director Defendants (collectively, the “NY Defendants”), and the Corporate Defendants (together with Plaintiffs, each a “Party” and collectively the “Parties”), alleging, inter alia, that the Director Defendants breached fiduciary duties in connection with the Proposed Acquisition and that other Defendants aided and abetted the purported breaches of fiduciary duty;
WHEREAS, the Actions further alleged, inter alia, that, by reason of Defendants’ actions, Plaintiffs and the Class members had suffered and would suffer irreparable harm for which they had no adequate remedy at law and requested that the Court grant appropriate relief for such alleged harm;
WHEREAS, on November 6, 2015, SmartPros filed a Preliminary Proxy Statement on form PRE 14A with the United States Securities and Exchange Commission (the “Preliminary Proxy Statement”);
WHEREAS, on November 17, 2015, SmartPros filed a Definitive Proxy Statement on form DEF 14A with the United States Securities and Exchange Commission (the “Definitive Proxy Statement”);
WHEREAS, the Board of Directors of SmartPros recommended in the Proxy Statement that the shareholders of SmartPros vote "FOR" the approval of the Merger Agreement;
WHEREAS, the Board of Directors of SmartPros set a special meeting for December 22, 2015, at which time the shareholders of SmartPros would vote for or against the Proposed Acquisition;
WHEREAS, on November 23, 2015, the Delaware Action was filed in the Court of Chancery of the State of Delaware against the Defendants alleging, inter alia, that the Director Defendants breached fiduciary duties in connection with the Proposed Acquisition and that other Defendants aided and abetted the purported breaches of fiduciary duty;
WHEREAS, on November 25, 2015, Isaacs filed an Amended Class Action Complaint in the Action, alleging that the Director Defendants breached fiduciary duties in connection with the Proposed Acquisition, that the Definitive Proxy Statement filed in connection with the Proposed Acquisition contains material omissions and misleading statements, and that other NY Defendants aided and abetted the purported breaches of fiduciary duty;
WHEREAS, the Parties have engaged in discussions with respect to Plaintiffs’ intentions to move for a preliminary injunction to prevent completion of the Proposed Acquisition based on alleged deficiencies in the Definitive Proxy Statement and Plaintiffs’ demands that further information be disclosed to SmartPros shareholders;
WHEREAS, on December 3, 2015, Isaacs filed an Order to Show Cause in the Action scheduling a hearing on Plaintiff’s Motion for (1) a Preliminary Injunction Pending Expedited Discovery, (2) Expedited Discovery, and (3) a Hearing Date for a Post-Expedited Discovery Motion to Continue the Preliminary Injunction Pending Trial;
WHEREAS, on December 5, 2015, Plaintiffs' counsel sent Defendants an email outlining numerous purported deficiencies in the Defintive Proxy Statement and requesting additional disclosures on a number of topics;
WHEREAS, counsel to the Parties have engaged in arm’s-length negotiations concerning disclosure of further information to SmartPros shareholders and the terms and conditions of a potential resolution of the Actions;
WHEREAS, on December 8, 2015, counsel for SmartPros produced to Plaintiffs’ counsel certain non-public, confidential Board level documents concerning the Proposed Acquisition;

WHEREAS, SmartPros, after consultation and negotiation with counsel for Plaintiffs, agreed to cause supplemental disclosures, substantially in the form attached hereto as Schedule A (the “Additional Disclosures”), to be filed with the SEC in a current report on Form 8-K;
WHEREAS, on December 16, 2015, the Parties reached an agreement-in-principle on the structure of a settlement of the Actions;
WHEREAS, Defendants, solely to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Actions or of any of the additional purported concerns expressed by Plaintiffs about the Proposed Acquisition and Merger Agreement, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled on the terms reflected in this MOU; and
WHEREAS, Defendants specifically deny the allegations made in the Actions and all other purported concerns with respect to the Proposed Acquisition and the Merger Agreement, and Defendants maintain that they have committed no breach of fiduciary duty or other wrongdoing whatsoever, have committed no securities law, disclosure or other violations in connection with the Proposed Acquisition, the Merger Agreement, filings with the SEC or other public disclosures made or to be made in connection with or regarding the Proposed Acquisition, including, but not limited to, the Preliminary Proxy/Prospectus, the Definitive Proxy, the Additional Disclosures (as defined in paragraph 1), and any amendments, supplements or modifications to any of the foregoing, and have not aided or abetted any breach of fiduciary duty or other alleged wrongdoing.
NOW THEREFORE, on December 16, 2015, the Parties to the Actions reached the following agreement in principle, which, when reduced to a stipulation of settlement following negotiations by the Parties in good faith, is intended to be a full and final resolution of the Released Claims (as defined in paragraph 9) and the Actions (the “Settlement”). The Parties and their respective counsel believe the Settlement is fair, reasonable and adequate as to the Parties and the

SmartPros public shareholders and agree to cooperate fully and to use their reasonable best efforts to effectuate the Settlement, which, among other terms, shall provide for and encompass the following:
1.Additional Disclosures. The Parties agree that SmartPros will cause supplemental disclosures, substantially in the form attached hereto as Schedule A (the “Additional Disclosures”), to be filed with the SEC in a current report on Form 8-K within one (1) business day of the execution of this MOU. Without admitting any wrongdoing, Defendants acknowledge that the prosecution of the Actions and negotiations with Plaintiffs’ Counsel were the sole cause of SmartPros’ decision to make the Additional Disclosures.
2.Confirmatory Discovery. Defendants agree to provide Plaintiffs with reasonable, mutually agreeable discovery solely for the purpose of Plaintiffs confirming that the Settlement is fair, reasonable, and adequate to the Class (as defined in paragraph 5). If Plaintiffs are unable to confirm and determine in good faith that the Settlement is fair, reasonable, and adequate to the Class (as defined in paragraph 5), Plaintiffs’ counsel shall notify Defendants in writing as promptly as reasonably possible after the completion of the confirmatory discovery (the “Termination Notice”), and the Settlement and this MOU shall be terminated and rendered null and void.
3.Modifications and Amendments to Merger. Plaintiffs acknowledge that the parties to the Merger Agreement may (but shall not be obligated to) negotiate or agree to amendments or modifications to the Merger Agreement, the Preliminary Proxy/Prospectus, or the Definitive Proxy, and that the parties to the Merger Agreement may make further disclosures, in addition to and separate from the Additional Disclosures, as may be necessary or required prior to the Effective Time of the Proposed Acquisition (as that term is defined in the Merger Agreement) to facilitate the consummation of the Proposed Acquisition. Plaintiffs agree that they will not challenge or object to or bring any action related to any such amendments or modifications so long as such amendments or modifications are not inconsistent with the material terms of the Settlement as reflected in this MOU.
4.Stipulation of Settlement. Contingent upon the completion of confirmatory discovery, and unless Plaintiffs provide Defendants with a Termination Notice, the Parties shall attempt in good faith and use their best efforts to:

(a)
negotiate and execute an appropriate Stipulation of Settlement (the “Stipulation”) and such other documentation (the “Settlement Documents”) as may be required to obtain the approval of the Settlement by the Court;

(b)	present the Settlement Documents to the Court as soon as practicable following execution of the Stipulation; and

(c)
obtain final approval of the Settlement, including entry of a final order and judgment (a “Final Order and Judgment”) in the Court, (i) approving the Settlement, (ii) dismissing the Action on the merits with prejudice as to all claims asserted or which could have been asserted in any of the Actions and without costs to any Party (other than as expressly provided herein), and (iii) providing for the releases set forth in paragraph 9 of this MOU.

If the Parties are unable to reach agreement with respect to the Stipulation, then any of the Parties to this MOU have the right to enforce the terms of this MOU.
5.Certification of Class.  The Stipulation shall provide for the conditional certification, pursuant to New York Practice Law and Rules § 902, for settlement purposes only, of the Action as a non-opt out class action on behalf of a class that consists of all record and beneficial owners of common stock of SmartPros who owned shares of SmartPros common stock at any time during the period beginning on October 21, 2015 through the date of the consummation of the Proposed Acquisition (the “Class Period“), including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (collectively, the “Class”). Excluded from the Class are Defendants, members of the immediate family of any Director Defendant, any entity in which a

Defendant has or had a controlling interest, and the legal representatives, heirs, successors, or assigns of any such excluded person.
6.Stay Pending Court Approval.  Pending negotiation, execution and final approval by the Court of the Stipulation and Settlement, Plaintiffs agree to stay the proceedings in the Actions and to stay and not to initiate any proceedings other than those incident to the Settlement itself.
7.Dismissal of the Delaware Action. Plaintiffs agree to dismiss the Delaware Action voluntarily within five (5) business days of the execution of this MOU. The Parties also agree to use their best efforts to prevent, stay, seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the Parties to this MOU that challenges the Settlement or the Proposed Acquisition (including the Merger Agreement and any public disclosures, statements, or filings made in connection therewith, including but not limited to the Preliminary Proxy/Prospectus, the Definitive Proxy and the Additional Disclosures), or otherwise involves a Released Claim (as defined in paragraph 9). If any Released Claims brought against any Released Party (as defined in paragraph 9) are not dismissed with prejudice or stayed in contemplation of the dismissal of the Action, the Defendants may (but are not obligated to) terminate this MOU on five (5) business days’ written notice to the Plaintiffs.
8.Injunction Against Further Proceedings.  The Stipulation shall provide for an injunction against any further proceedings in the Action other than proceedings to implement the Settlement.  The Stipulation shall provide for the entry of an injunction against Plaintiffs and the members of the Class commencing, prosecuting, or participating in the commencement or prosecution of any claims covered by the Settlement in any other action, suit, or proceeding. The Parties shall cooperate in obtaining the dismissal or withdrawal of any and all actions related to the subject matter of the Actions or otherwise involving a Released Claim (as defined in paragraph 9), including where appropriate, joining in any motion to enjoin, motion to dismiss or demurrer to such litigation.
9.Dismissal with Prejudice, Waiver and General Releases.  The Stipulation shall provide for the entry of judgment by the Court in appropriate form dismissing the Action with prejudice on the merits and for a general release barring, settling, permanently enjoining, discharging, and releasing any and all Released Claims. As used herein, the term “Released Claims” shall refer to all claims, demands, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, contingent or absolute, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, that were or could have been asserted in the Actions or in any court, tribunal, or proceeding (including, but not limited to, any claims arising under federal, state, or foreign statutory or common law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or state disclosure laws or otherwise), by or on behalf of Plaintiffs or any member of the Class (whether individual, class, direct, derivative, representative, legal, equitable, or any other type in their capacity as shareholders during the Class Period), against any or all of the Released Parties (as defined below)—whether or not any such Released Parties were named, served with process, appeared in the Actions, or are a party to this MOU—which have arisen, could have arisen, or arise now, or relate in any manner to the allegations, facts, events, acquisitions, matters, acts, occurrences, statements, representations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related, directly or indirectly, in any way to:

(a)	the matters alleged in any pleadings in the Actions;

(b)	the Merger Agreement and the transactions contemplated thereby, including the Proposed Acquisition;

(c)	the Preliminary Proxy/Prospectus, the Definitive Proxy, the Additional Disclosures and any amendments, supplements, or modifications to any of the foregoing, and any other public disclosures made in connection with or regarding the Proposed Acquisition;

(d)
the fiduciary obligations (including any disclosure obligations) of any of the Defendants or Released Parties in connection with the Merger Agreement, the Proposed Acquisition, the Preliminary Proxy/Prospectus, Definitive Proxy, the Additional Disclosures, any amendments, supplements, or modifications to any of the foregoing, and any other public disclosures made in connection with or regarding the Proposed Acquisition;

(e)	the negotiations in connection with the Merger Agreement or Proposed Acquisition; or

(f)	any and all conduct by any of the Defendants or any of the other Released Parties arising out of or relating in any way to the negotiation or execution of this MOU and any subsequent Stipulation.
“Released Parties” shall include, without limitation, each of the Defendants and their respective past and/or present family members, heirs, estates, executors, administrators, predecessors, successors, assigns, parent entities, subsidiaries, associates, affiliates, employees, officers, directors, stockholders, agents, representatives, attorneys, financial or investment advisors (including without limitation Berkery, Noyes & Co., LLC), advisors, consultants, accountants, investment bankers, commercial bankers, trustees, insurers, co-insurers and re-insurers, general or limited partners or partnerships, limited liability companies, members, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, whether or not such Released Party was named, served with process, or appeared in the Actions.
10.Release of Plaintiffs and their Counsel. The Stipulation will provide that upon final approval of the Settlement, Defendants shall be deemed to have, and by operation of the judgment shall have, fully, finally, and forever released, relinquished, settled, extinguished, dismissed with prejudice, and discharged Plaintiffs, each and all members of the Class, and all Plaintiffs’ counsel from all claims, sanctions, liabilities, allegations, complaints or petitions arising out of, relating to, or in connection with, directly or indirectly, the investigation, institution, prosecution, litigation, assertion, settlement or resolution of the Action, the Delaware Action or the Settled Claims.
11.Denial of Liability. The Stipulation shall provide that Defendants have denied and continue to deny the allegations made in the Actions and any wrongdoing or liability whatsoever with respect thereto, and that they have maintained and continue to maintain that they have committed no breach of fiduciary duty or other wrongdoing whatsoever, and have committed no disclosure or other violations, in connection with the Proposed Acquisition, the Merger Agreement, the Preliminary Proxy/Prospectus, the Definitive Proxy, the Additional Disclosures, any amendments, supplements, or modifications to any of the foregoing, or any other public disclosures made in connection with or regarding the Proposed Acquisition, and have not aided or abetted any breach of fiduciary duty or other alleged wrongdoing. Nothing in this MOU or in the Stipulation shall be interpreted so as to waive, forfeit, or otherwise estop Defendants from continuing to pursue any position Defendants have asserted formally or informally in court filings or other communications, including, but not limited to, any positions taken with respect to jurisdiction, venue, discovery, the propriety of expedited proceedings or discovery, class certification, or the availability or propriety of injunctive relief, in these Actions or any other litigation concerning the Proposed Acquisition.
12.Class Notice.  The Stipulation shall include an agreement by the Parties as to the form, content, and manner of notice of settlement to be provided to members of the Class, subject to approval by the Court (when approved by the Court, the “Notice”). SmartPros shall be responsible for providing the Notice to the members of the Class.  SmartPros (or its or the SmartPros’ board of directors’ insurer(s) or SmartPros’ successor-in-interest) shall pay, on behalf of and for the benefit of all Defendants, any and all reasonable costs and expenses incurred in providing Notice to the members of the Class.
13.Fees and Expenses.  After negotiating the substantive terms of the Settlement and the MOU, the Parties negotiated an award of $175,000 for attorneys’ fees and expenses (including costs, disbursements, and expert and consulting fees) in connection with the Actions, which, subject to the terms and conditions of this Stipulation and approval by the Court, will be paid to Plaintiffs’ Counsel, and which shall be the only fee application made in the Actions. Subject to (a) the terms and conditions of this MOU, (b) the terms and conditions of the Stipulation contemplated hereby, (c) consummation of the Proposed Acquisition, and (d) final approval of the Settlement and such fees and expenses by the Court, SmartPros (or its or the SmartPros board of directors’ insurer(s) or SmartPros’ successor-in-interest) will, on behalf of itself and for the benefit of the other Defendants, pay or cause to be paid such reasonable attorneys’ fees and expenses as may be awarded by the Court (“Fees and Expenses”). Plaintiffs agree and confirm that any and all requests for attorneys’ fees in connection with the Actions, this MOU or the Settlement will be brought in one consolidated application to be filed in the Court, and each Plaintiff hereby agrees that it shall be barred and estopped from seeking any separate award of attorneys’ Fees and Expenses in connection with the Actions, this MOU or the Settlement other than in the single, consolidated application to be made in the Court. Furthermore, the single application in the Court provided for in this paragraph shall be the sole application pursuant to the Settlement for fees, costs or any expense or reimbursement in connection with any shareholder litigation brought by or on behalf of any member of the Class arising from the Proposed Acquisition, the Merger Agreement, the Preliminary Proxy/Prospectus, the Definitive Proxy, the Additional Disclosures, any amendments, supplements or modifications to any of the foregoing, or any other public disclosures made or to be made in connection with or regarding the Proposed Acquisition. Plaintiffs and their counsel shall be solely responsible for the allocation of any fee award among Plaintiffs’ counsel. SmartPros (or its or the SmartPros board of directors’ insurer(s) or SmartPros’ successor-in-interest) shall pay or cause to be paid the Fees and Expenses within fifteen (15) business days of the entry of an order by the Court awarding them, subject to Plaintiffs’ counsel’s joint and several obligation to refund any overage within ten (10) days of any reduction or reversal of the award of Fees and Expenses if any specified condition in the Settlement is not satisfied or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, any dismissal order is reversed or an award of Fees and Expenses is reduced or reversed. Neither SmartPros (nor its or the SmartPros board of directors’ insurer(s) nor SmartPros’ successor in interest) nor any of the Defendants shall have any obligation to pay any of the Fees and Expenses pursuant to the Settlement unless the Proposed Acquisition shall have been consummated.
14.Final Approval.  The Settlement is conditioned upon the Court’s final approval, including entry of a Final Order and Judgment approving the Settlement, dismissing the Action with prejudice as to all claims asserted or that could have been asserted in the Actions, and without costs to any Party (other than as expressly provided herein), and providing for the releases set forth in paragraph 9 of this MOU, which Final Order and Judgment is final and no longer subject to further appeal or review, provided, however, that the Court’s final approval of the Settlement is not contingent on its approval of the Fees and Expenses referred to in paragraph 13 of this MOU.
15.Governing Law and Jurisdiction.  This MOU and the Settlement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. The Parties agree that any dispute arising out of or relating in any way to this MOU, the Stipulation, or the Settlement Documents shall not be litigated or otherwise pursued in any forum or venue other than the Court.

16.Binding Effect. This MOU shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors, and assigns.
17.Conditions. This MOU shall be rendered null and void and of no force and effect, unless otherwise agreed by the Parties in writing, in the event that: (a) the Court fails to enter an order finally approving the Settlement, as set forth in paragraph 14 hereof; (b) SmartPros or any of the other parties to the Merger Agreement terminate the Merger Agreement or the Proposed Acquisition is not consummated for any reason; (c) the Court declines to conditionally certify the settlement Class as requested in the Stipulation; or (d) Plaintiffs’ counsel do not satisfactorily complete Confirmatory Discovery. In such an event, or in the event any Party withdraws from the Settlement in accordance with the terms of this MOU, the Parties shall be deemed to be in the position they were in prior to the execution of this MOU and the statements made herein shall not be deemed to prejudice in any way the positions of the Parties with respect to the Actions, or to constitute an admission of fact or wrongdoing by any Party, and shall not entitle any Party to recover any costs or expenses incurred in connection with the implementation of paragraph 12 of this MOU. In such event, and consistent with applicable evidentiary rules, neither the existence of this MOU nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Actions or in any other proceeding, provided, however, that nothing herein shall preclude use of the MOU in connection with any application for an award of Fees and Expenses by Plaintiffs’ counsel. Without limiting the foregoing, if the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in any future proceedings.
18.Execution. This MOU will be executed by counsel for the Parties to the Actions, each of whom represents and warrants that they have the authority from their client(s) to enter into this MOU and bind their clients thereto. Plaintiffs represent and warrant that they have been shareholders of SmartPros at all relevant times; that as of the date hereof, they continue to hold their stock in SmartPros and, if requested by any Defendant, shall provide written proof thereof before execution of the Stipulation; and that none of Plaintiffs’ claims or causes of action referred to in the Actions or this MOU have been assigned, encumbered, or in any manner transferred in whole or in part. This MOU may be executed in any number of actual, telecopied, or electronically distributed counterparts (including by way of conformed or electronic signatures in accordance with applicable Court rules and procedures) and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original.  The executed signature page(s) from each actual, telecopied, or electronically distributed counterpart may be joined together and attached and will constitute one and the same instrument.
19.Modifications.  This MOU may be modified or amended only by a writing executed by the Parties hereto (or on their behalf by counsel).
20.Court Copy. Within one (1) business day of the execution of this MOU, Plaintiffs’ counsel shall provide a copy of this MOU to the Court.
December 16, 2015
[Signature Pages Follow]

By: /s/ Paul R. Marino	By: /s/ Shane Rowley
Paul R. Marino DAY PITNEY LLP One Jefferson Road Parsippany, New Jersey 07054 Tel.: 973.966.8122 Attorneys for SmartPros and the Director Defendants	Shane Rowley LEVI & KORSINSKY, LLP 733 Summer Street, Suite 304 Stamford, CT 06901 Tel.: (212) 363-7500 Attorneys for Plaintiff Jack Isaacs
By: /s/ Frances Floriano Goins	By: /s/ Brian D. Long
Frances Floriano Goins
ULMER & BERNE LLP
1660 West 2nd Street, Suite 1100
Cleveland, OH 44113-1448
Tel.: (216) 583-7202

Attorneys for Defendants Graham Holdings Company, Kaplan, Inc., DF Institute, LLC, and SPL Merger Corp

Seth D. Rigrodsky Brian D. Long Gina M. Serra Jeremy J. Riley RIGRODSKY & LONG, P.A. 2 Righter Parkway, Suite 120 Wilmington, DE 19803 Tel.: (302) 295-5310 Attorneys for Plaintiff Robert Brieske

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